FORM 8-A/A

Amendment No. 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

For registration of certain classes of securities pursuant to section 12(b) or (g) of the Securities Exchange Act of 1934
THE GENLYTE GROUP INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware	22-2584333
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
10350 Ormsby Park Place, Suite 601, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Preferred Stock Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Amendment No. 1 to Form 8-A

Item 1. Description of Registrant’s Securities to Be Registered.

Item 1 of the Form 8-A filed by The Genlyte Group Incorporated (the “Company”) on September 15, 1999 is hereby amended and supplemented by adding the following at the end thereof:

On November 25, 2007, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Philips Holding USA Inc., a Delaware corporation (“Parent”), and Golf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).                 Under the terms of the Merger Agreement, Merger Sub will commence a tender offer (“Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.01 per share, together with the associated preferred stock purchase rights pursuant to the Company’s Rights Agreement, dated as of September 13, 1999, by and between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”). Upon successful completion of the Offer, Merger Sub will be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company will survive the Merger as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Agreement and Plan of Merger, the Company and The Bank of New York entered into an Amendment (“Amendment”) to the Rights Agreement, dated November 26, 2007, to terminate the Rights Agreement immediately prior to the completion of the Offer.

The foregoing summary of the Amendment and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment attached as Exhibit 4.3, which is incorporated herein by reference. A copy of the Amendment was previously filed as Exhibit 4.1 to the Company’s report on Form 8-K, filed on November 27, 2007, and is incorporated herein by reference.

Item 2.	Exhibits.
4.1

Rights Agreement dated as of September 13, 1999 between The Genlyte Group Incorporated and The Bank of New York, as Rights Agent, with the form of Certificate of Amendment of Certificate of Designation attached as Exhibit A thereto, the form of Right Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Shares attached as Exhibit C thereto (all incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form 8-A filed on September 15, 1999).

4.2

Certificate of Amendment of Certificate of Designation of The Genlyte Group Incorporated, dated as of September 13, 1999 (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form 8-A filed on September 15, 1999).

4.3

Amendment to Rights Agreement, dated as of November 26, 2007, by and among The Genlyte Group Incorporated and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 27, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GENLYTE GROUP INCORPORATED
(Registrant)

Dated: November 27, 2007	By:	/s/ Daniel R. Fuller

Name: Daniel R. Fuller
Title: Assistant Secretary, Vice President and General Counsel

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